Exhibit 10.1
First Amendment to
Fourth Amended and Restated
Basic Energy Services, Inc. 2003 Incentive Plan.
     The Fourth Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan (the “Plan”) is hereby amended by this First Amendment as follows:
     Section 4(a) of the Plan is amended and restated in its entirety as follows:
     ‘‘(a) Shares Available. Subject to adjustment as provided in Section 4(c), the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be up to 8,350,000 Shares (including after giving effect to a 5-for-1 stock split effected as a stock dividend on September 26, 2005). Except for withholding of Shares for payment of taxes or exercise price, if any Award is exercised, paid, forfeited, terminated or canceled without the delivery of Shares, then the Shares covered by such Award, to the extent of such payment, exercise, forfeiture, termination or cancellation, shall again be Shares with respect to which Awards may be granted. Awards will not reduce the number of Shares that may be issued pursuant to the Plan if the settlement of the Award will not require the issuance of Shares, as, for example, an Other Stock-Based Award that can be satisfied only by the payment of cash.”